Exhibit 1

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934 and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13G to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 13th day of February 2015.

ORA INVESTMENT PTE. LTD.

/s/ Ashok Samuel
Signature
Name:	Ashok Samuel
Title:	Director

GIC SPECIAL INVESTMENTS PTE. LTD.

/s/ Lim Chow Kiat
Signature
Name:	Lim Chow Kiat
Title:	Director

GIC PRIVATE LIMITED

/s/ Carol Tan
Signature
Name:	Carol Tan
Title:	Senior Vice President

/s/ Lim Eng Kok
Signature
Name:	Lim Eng Kok
Title:	Senior Vice President